QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SERACARE LIFE SCIENCES, INC.

Michael Crowley, Jr. and Jerry Burdick hereby certify that:

1.
They are the President and Secretary, respectively, of SeraCare Life Sciences, Inc., a California corporation.

2.
The Articles of Incorporation of this corporation are amended and restated in their entirety to read as follows:

"Name

  One:    The name of the corporation is:

SeraCare Life Sciences, Inc.

Purpose

  Two:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Authorized Shares

  Three:    The corporation shall have authority to issue fifty million (50,000,000) shares of stock, consisting of twenty five million (25,000,000) shares of common stock, no par value per share (the "Common Stock"), and twenty five million (25,000,000) shares of preferred stock, no par value per share (the "Preferred Stock").

    The Board of Directors is authorized to fix by resolution the designations, powers, preferences and relative, participating, optional or other special rights (including voting rights, if any, and conversion rights, if any), and qualifications, limitations or restrictions thereof, of any such series of Preferred Stock, and the number of shares constituting any such series, or all or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of such shares then outstanding. Except as otherwise provided (i) by law, (ii) by these Articles of Incorporation as amended from time to time, or (iii) by resolutions of the Board of Directors fixing the powers and preferences of any class or series of shares as to which the Board of Directors has been expressly vested with authority to fix the powers and preferences, the Common Stock shall possess the full voting power of the Corporation.

  Immediately upon the effectiveness of these Amended and Restated Articles of Incorporation, each issued and outstanding share of this corporation's Common Stock shall, without further action by this corporation or the holder thereof, be changed into 5,633.468 issued and outstanding shares of this corporation's Common Stock, provided, however, that in lieu of any fractional interests in shares of Common Stock to which any shareholder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such shareholder), such shareholder shall be entitled to receive a cash payment equal to the amount determined by the Board of Directors to be the fair value of such a share multiplied by such fraction. Each person at the time holding of record any issued and outstanding shares of Common Stock of this corporation shall be entitled to receive a stock certificate or certificates to evidence and represent the shares of Common Stock to which he/she/it becomes entitled (in replacement of the stock certificate or certificates evidencing the shares of Common Stock which he/she/it currently holds of record) by reason of such stock split.

No Cumulative Voting

  Four:    No holder of any class of stock of the corporation shall be entitled to cumulate votes at any election of directors of this corporation. This provision shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the California General Corporation Law.

Director Liability

  Five:    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Indemnification of Agents

  Six:    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) to the fullest extent permissible under California law, in excess of that indemnification otherwise permitted by Section 317 of the General Corporation Law of California."

3.
The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of this corporation.

4.
The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders of this corporation in accordance with Sections 902 and 903 of the General Corporation Law of California. The total number of outstanding shares entitled to vote with respect to the foregoing amendment and restatement of Articles of Incorporation was 1,000 shares of Common Stock. The number of shares voting in favor of the foregoing amendment and restatement equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED: September 19, 2001

/s/ Michael Crowley II Michael Crowley II President
/s/ Jerry Burdick Jerry Burdick Secretary

QuickLinks

  Exhibit 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF SERACARE LIFE SCIENCES, INC.
Authorized Shares
No Cumulative Voting
Director Liability
Indemnification of Agents